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Limoneira Announces Two Asset Sale Transactions

- Sale of Calavo Growers, Inc. Common Stock Generated Proceeds of Approximately $4.8 Million -

- Sale of East Ridge Property Generated Proceeds of Approximately $5.7 Million -

- Company Continues to Own 500,000 shares of Calavo Growers, Inc. Common Stock -

Santa Paula, CA, April 15, 2013 – Limoneira Company (the “Company”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today announced two asset sale transactions. On April 11, 2013, the Company completed the sale of 165,000 shares of Calavo Growers, Inc. (“Calavo Growers”) (NASDAQ: CVGW) common stock to Calavo Growers, who had a right of first refusal regarding the shares, at a price of $29.02 per share, for net proceeds of approximately $4.8 million. A $3.1 million gain was recognized on the sale. The Company continues to own 500,000 shares of Calavo Growers common stock, which were acquired pursuant to a stock purchase agreement in 2005 for $10.00 per share.

On April 8, 2013, the Company entered into a purchase and sale agreement of its non-core East Ridge property located in Santa Barbara County for $6.0 million. The transaction is estimated to generate net proceeds of approximately $5.7 million. After transaction costs, the Company estimates that it will incur a non-cash impairment charge of approximately $1.8 million. The East Ridge property is included in the Company’s HM East Ridge, LLC equity investment and was one of four real estate development parcels located in Santa Maria, California. The East Ridge property is approved for 120 single family homes on approximately 40 acres and also includes approximately 3 acres that are zoned for commercial use. The Company continues to own three other parcels in Santa Barbara County within its Temple Santa Barbara LLC subsidiary that are currently being entitled for development into apartment complexes.

The Company intends to use the net proceeds generated by the Calavo Growers and East Ridge transactions to reduce its long-term debt and to make strategic investments into its growth initiatives, including real estate development and agribusiness expansion.

Harold Edwards, President and Chief Executive Officer, stated, “These recent transactions are in-line with our long-term strategy to opportunistically monetize our assets in order to improve our balance sheet and provide us with additional capital to invest into our business, including investments into our real estate development projects and potential agribusiness acquisition opportunities. Calavo Growers is a leader in the avocado industry and is one of our key agribusiness partners. We believe avocado consumption will continue to expand for many years to come, which will benefit both Calavo Growers and Limoneira. We continue to own a significant number of shares of Calavo Growers stock, and remain confident in the long-term value of this investment.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.